UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 7, 2013

AMERICA’S CAR-MART, INC.
(Exact name of registrant as specified in its charter)

Texas	0-14939	63-0851141
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

802 SE Plaza Avenue, Suite 200, Bentonville, Arkansas 72712
 (Address of principal executive offices, including zip code)

(479) 464-9944
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2013, Eddie L. Hight notified America’s Car-Mart, Inc. (the “Company”) of his intention to retire from his position of Chief Operating Officer of the Company effective November 30, 2013. Beyond November 30, 2013, Mr. Hight has agreed to remain an employee of the Company to assist with associate training and development as well as other areas as needed.  The Chief Operating Officer position will remain unfilled at this time.

Additionally, on October 7, 2013, the Board of Directors (the “Board”) of the Company elected Mr. Hight to serve as a director of the Company. Mr. Hight will serve until the Company’s 2014 Annual Meeting of Stockholders, and until such time as his successor is duly elected and qualified, or until his earlier resignation or removal.  Mr. Hight is not expected to be named to any Board committees at this time.

Mr. Hight has served as our Chief Operating Officer since May 2002.  From 1984 until May 2002, Mr. Hight held a number of positions at Car-Mart including Store Manager and Regional Manager.  Mr. Hight’s qualifications to serve on the Board include his more than 29 years of experience with our Company and his in-depth knowledge of our Company and its operations.  In addition, Mr. Hight provides significant industry experience and expertise to the Board.

There is no arrangement or understanding between Mr. Hight and any other persons pursuant to which Mr. Hight was selected as a director. There are no transactions to which the Company or any of its subsidiaries is a party in which Mr. Hight has a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America’s Car-Mart, Inc.
Date: October 11, 2013	/s/ Jeffrey A. Williams
Jeffrey A. Williams
Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)